Exhibit 99.1

News Announcement	For Immediate Release

Contact:
Stewart Halpern	Joseph Jaffoni, David Jacoby
Chief Financial Officer	Jaffoni & Collins Incorporated
800/831-1442	212/835-8500 or mcz@jcir.com
MAD CATZ APPOINTS JOHN DeRUIG TO BOARD OF DIRECTORS
- Brings Over 40 Years of International Business Expertise -
San Diego, California, December 5, 2007 — Mad Catz Interactive, Inc. (AMEX/TSX: MCZ), a leading third-party interactive entertainment accessory provider, announced today the appointment of John C. DeRuig to the Company’s Board of Directors. The appointment of Mr. DeRuig expands the size of the Company’s Board to six members, five of whom are considered independent under the corporate governance standards of the American Stock Exchange.
After beginning his career as a Certified Public Accountant, Mr. DeRuig spent 20 years in positions of increasing responsibility at Mattel, Inc., including serving as General Manager of Mattel Germany, General Manager of Mattel France, Vice President of Mattel Europe and Vice President of Mattel Electronics. Mr. DeRuig also served for 13 years as a member of the European Mergers & Acquisitions group and General Manager of two subsidiaries of Buhrman NV (Corporate Express), one of the world’s leading distributors of office products and Europe’s leading distributor of paper and other related graphic-art products and graphic systems. For over the past 20 years Mr. DeRuig was a member of the Supervisory Board of the Saitek European Distribution Group and the Saitek Group Governance Council. Mad Catz announced the acquisition of Saitek in November of 2007.
Geof Myers, Chairman of Mad Catz Interactive, Inc., commented on the appointment, “John DeRuig brings extensive international business experience to the Mad Catz Board of Directors, having held various management positions throughout Europe, Asia and the United States. Having worked with John during Mad Catz’ acquisition of Saitek, we are delighted to welcome him to the Board of Directors and look forward to the benefit of his extensive financial experience, in-depth knowledge of Saitek and the European consumer retail markets. We believe John’s background will prove valuable as we continue to expand our business globally.”
- more -

John C. DeRuig Named to Mad Catz Board, 12/5/07	page 2
Mr. DeRuig commented, “The combination of Mad Catz and Saitek creates a truly impressive organization, one with an opportunity to become the global leader in high-quality interactive entertainment accessories. I look forward to working with Geof, Darren and the rest of the members of the Mad Catz Board and management to help the Company realize the opportunity to grow its shareholder value.”
About Mad Catz Interactive, Inc.
Mad Catz is a global leader in providing innovative peripherals for the interactive entertainment industry. Mad Catz designs and markets accessories for video game systems and publishes video game software, including the industry-leading GameShark video game enhancements, under its Mad Catz, GameShark and Joytech brands. Mad Catz also designs and markets mice, keyboards, headsets, PC gaming controllers and other PC peripherals through its Saitek brand, and recently began manufacturing and marketing proprietary portable earphones under its AirDrives brand. Mad Catz distributes its products through most of the leading retailers offering interactive entertainment products and has offices across Canada, Europe and Asia. For additional information please go to www.madcatz.com, as well as www.gameshark.com, www.airdrives.com, www.saitek.com and www.joytech.net.
Safe Harbor for Forward Looking Statements: This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; the ability to successfully integrate companies we acquire, difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.
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